Exhibit 10.6

MUNICIPAL MORTGAGE & EQUITY, LLC

EMPLOYMENT AGREEMENT

Michael L. Falcone

     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of the 1st day of January, 2005 by and between Municipal Mortgage & Equity, LLC, a Delaware limited liability company (“Employer”) and Michael L. Falcone (“Employee”).

     WHEREAS, Employer is engaged in the business of acquiring and providing asset management services for real estate and debt and equity investments therein, with a particular emphasis on investments generating tax-exempt income and investments in, or secured by, multi-family properties, congregate care and assisted living facilities and similar properties;

     WHEREAS, Employee has particular skill, experience and background in investments and asset management services of the type in which the Employer primarily engages;

     WHEREAS, Employer and Employee desire to enter into an employment relationship, the terms of which are to be set forth in this Agreement; and

     WHEREAS, this Agreement supersedes a previous agreement between Employer and Employee dated July 1, 2003 and there is a need for a new agreement because Employee is assuming the position of Chief Executive Officer of Employer as of the effective date of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee hereby agree as follows:

     1. Employment and Duties. Employer agrees to hire Employee, and Employee agrees to be employed by Employer, as Chief Executive Officer and President of Employer on the terms and conditions provided in this Agreement. Employee shall perform the duties and responsibilities reasonably determined from time to time by the Board of Directors (“Board”) of the Employer consistent with the types of duties and responsibilities typically performed by a person serving as Chief Executive Officer (“CEO”) and President of businesses similar to that of Employer. Employee agrees to devote his best efforts and full time attention and skill in performing the duties of this position. Provided that such activity shall not violate any provision of this Agreement (including the noncompetition provisions of Section 8 below) or materially interfere with his performance of his duties hereunder, nothing herein shall prohibit Employee (a) from participating in any other business activities approved in advance by the (“Board”) in accordance with any terms and conditions of such approval, such approval not to be unreasonably withheld or delayed, (b) from engaging in charitable, civic, fraternal or trade group activities, (c) participation on the board of directors of one other publicly traded company (other than a competitor of the Employer) or (d) from investing in other entities or business ventures.

     2. Compensation. As compensation for performing the services required by this Agreement, and during the term of this Agreement, Employee shall be compensated as follows:

          (a) Base Compensation. Employer shall pay to Employee a salary (“Base Compensation”) at the annual rate of Four Hundred Twenty-Five Thousand Dollars ($425,000), payable in accordance with the general policies and procedures of the Employer for payment of salaries to executive personnel, but in any event no less frequently than every two weeks, in substantially equal installments, subject to withholding for applicable federal, state and local taxes. Employee’s Base Compensation shall increase by five percent (5%) per year during the Term of this Agreement, effective on January 1 of each year. Additional increases in Base Compensation, if any, shall be determined by the Compensation Committee of the Board of Directors (the “Board”) based on their recommendation and on periodic reviews of Employee’s performance conducted on at least an annual basis. During the term of this Agreement, Employee’s annual Base Compensation shall not be reduced below the initial Base Compensation set forth above.

          (b) Incentive Compensation.

               (i) In addition to Base Compensation, Employee shall be eligible to receive additional compensation (“Incentive Compensation”), pursuant to this Agreement. Incentive Compensation for Employee will have two components, i.e., an annual incentive component payable in cash and a long-term incentive component payable two-thirds in restricted shares and one-third in options as more fully described below. The annual incentive component will be that Employee is eligible to receive an annual cash bonus, of (a) up to One Hundred Twenty-Thousand Dollars ($120,000) for Threshold performance; (b) up to Three Hundred Ten Thousand Dollars ($310,000) for Target performance; and (c) up to Four Hundred Sixty-Seven Thousand Five Hundred Dollars ($467,500) for performance in excess of Target. This component of Incentive Compensation for Employee will provide that the amount of the bonus will be based on a formula twenty percent (20%) of which will be tied to the Employee’s individual performance based on goals set annually by the Compensation Committee and eighty-percent (80%) of which will be tied to Employer’s company-wide CAD per share performance, using the Threshold, Target and Superior performance metrics established from time to time by the Board. Employee may earn additional, annual, long-term Incentive Compensation of (a) up to Two Hundred Thirty-Five Thousand Dollars ($235,000) for Threshold performance; (b) up to Three Hundred Fifteen Thousand Dollars ($315,000) for Target performance; and (c) up to Three Hundred Eighty-Five Thousand Dollars ($385,000) for performance in excess of Target. For purposes of calculating Employee’s Incentive Compensation for Employer’s fiscal year 2004, Employee shall be compensated in accordance with the formula in effect prior to this Agreement.

               (ii) The long-term component of Incentive Compensation described above shall be paid in a combination of restricted shares of Employer and options to purchase shares of Employer. Two-thirds of the annual payout of long-term Incentive Compensation shall be paid in restricted shares with restrictions as to disposition that lapse over time as follows: (a) one-fourth will be issued with restrictions immediately lapsing at the same time as annual bonuses are paid for all other executive personnel of Employer; (b) one-fourth will be issued with the restrictions lapsing on the first (1st) anniversary of the first installment; (c) one-fourth will be issued with the restrictions lapsing on the second (2nd ) anniversary of the first installment; and (d) one-fourth will be issued with the restrictions lapsing on the third (3rd ) anniversary of the first installment; provided, however, that the restrictions shall not lapse with respect to any installment of long-term Incentive Compensation, and such restricted shares shall revert to Employer, if Employer has terminated Employee with Cause or Employee has terminated his employment with Employer other than pursuant to Section 7(b) on or before the scheduled lapse date of such installment. The restricted shares will be valued and paid based on the closing price of Employer’s shares on January 1 of the year in which they are earned and paid out. For example, restricted shares issued in connection with long-term Incentive Compensation based on performance during Employer’s fiscal year 2005 will be valued as of January 1 of 2006. Other than as stated above, there will be no restrictions on such shares. One-third of the annual payout of long-term Incentive Compensation shall be issued in options to purchase Employer’s shares, such award to have a value equal to one-third of any long-term Incentive Compensation payable to the Employee each year. The value of each option grant shall be determined using the Black Scholes or the binomial method of option valuation based on the advice of independent consultants having appropriate expertise on option valuation for companies such as Employer. The option grant will be made in accordance with the requirements of Employer’s Share Incentive Plan and the exercise price per share upon exercise of an option will be equal to 100% of the fair market value of a share on the date of grant of the option and unexercised options will expire ten (10) years after the date of grant. This annual award of long term Incentive Compensation shall be determined in accordance of (d) below.

               (iii) Incentive Compensation will take the form of cash, shares or options of Municipal Mortgage & Equity, LLC (the “Company”) as provided above and, to the extent it consists of shares or options, may be awarded under the Employer’s Share Incentive Plan as in effect from time to time. Employee acknowledges that the formula set forth in the Incentive Compensation Plan may vary for each employee who participates therein. Incentive Compensation for any given fiscal year shall be determined no later than 60 days after the end of Employer’s fiscal year and paid no later than 75 days after the close of the fiscal year. Except as otherwise specifically provided herein, if Employee shall be employed for only a portion of a fiscal year for which Employee is eligible for Incentive Compensation, no Incentive Compensation shall be payable.

          (c) Transition Management Bonus. In consideration of Employee assuming the position of CEO in advance of the originally contemplated date and for his continued assistance with this transition and, in addition to the foregoing, Employer shall pay Employee a signing incentive of Two Hundred Thousand Dollars ($200,000). One-half of this amount shall be paid to Employee in cash within five (5) days of the execution date of this Agreement. For the remaining half, i.e. One Hundred Thousand Dollars ($100,000), Employer shall issue to Employee that number of common shares of the Company having a total value of One Hundred Thousand Dollars ($100,000) based on the closing price of the Employer’s shares valued as of January 1, 2005. The shares shall be issued in four equal installments, each of which shall equal one-fourth of the number of shares determined under the preceding sentence. The shares shall be issued (i) within five business days of the execution of this Agreement, (ii) on the first (1st) anniversary of the Effective Date of this Agreement, (iii) on the second (2nd) anniversary of the Effective Date of this

Agreement, and (iv) on the third (3rd) anniversary of the Effective Date of this Agreement; provided, however, that no undisbursed installment shall be issued if Employer has terminated the Employee with Cause or Employee has terminated his employment with Employer other than pursuant to Section 7(b) on or before the scheduled issuance date of such installment.

                    (d) For each fiscal year of the Agreement, the Compensation Committee, in consultation with the CEO, will establish weighted goals for that year as well as longer term strategic goals. These goals will be used by the Compensation Committee and Board in assessing Employee’s performance for purposes of determining the annual award of long-term incentive compensation and for the twenty percent (20%) component of annual, cash Incentive Compensation tied to Employee’s individual performance.

     3. Employee Benefits.

          (a) General. During the term of this Agreement, Employee and his eligible dependents shall have the right to participate in any retirement, pension, insurance, health or other benefit plan or program adopted by Employer (or in which Employer participates) to the same extent as any other officer of the Employer, subject, in the case of a plan or program, to all of the terms and conditions thereof, and to any limitations imposed by law. To the extent that Employee has similar benefits under a plan or program established by any other entity, Employee shall nonetheless have the right to the benefits provided by Employer’s plan or program; provided, however, that where by the terms of any plan or program, or under applicable law, Employee may only participate in one such plan or program, Employee shall have the option to limit his participation to the plan or program sponsored by Employer, or to such other plan or program. Employee shall have the right, to the extent permitted under any applicable law, to participate concurrently in plans or programs sponsored by others (including self-employment plans or programs) and in plans or programs sponsored by Employer.

          (b) Tax Benefit Adjustment. If, as a result of the ownership of common shares by Employee, Employee shall either lose personal income tax deductions, be required to report additional personal taxable income, or be required to pay additional taxes or charges, which deductions, income or taxes would not have been lost, reportable, or payable, as the case may be, had Employee not owned any common shares, Employer shall pay Employee a bonus on April 1 of each calendar year equal to all additional taxes or charges Employee is required to pay, attributable to the prior calendar year, which would not have been payable had Employee not owned common shares. This Section is not intended to compensate Employee for the income tax consequences of receiving or exercising options for or acquiring common shares or receiving dividends therefrom.

     4. Vacation, Sickness and Leaves of Absence. Employee shall be entitled to the normal and customary amount of paid vacation provided to officers of Employer, but in any event not more than six (6) weeks during each fiscal year. Employee shall provide Employer with reasonable notice of anticipated vacation dates. Any vacation days that are not taken in a given fiscal year shall accrue and carryover from year to year, and, upon any termination of this Agreement for any reason whatsoever, all accrued and unused vacation time will be paid to Employee within ten (10) days of such termination based on his annual rate of Base Compensation in effect on the date of such termination; provided, however, that no more than ten (10) days of accrued vacation may be carried over at any time. In addition, Employee shall be entitled to such sick leave and holidays, with pay, as Employer provides to other officers. Up to ten (10) days of unused sick leave shall be carried forward or compensated upon termination of employment. Employee may also be granted leaves of absence with or without pay for such valid and legitimate reasons as the Board, in its discretion, may determine.

     5. Expenses. Employee shall be entitled to receive, within a reasonable period of time after he has delivered to the Employer an itemized statement thereof, and after presentation of such invoices or similar records as the Employer may reasonably require, reimbursement for all necessary and reasonable expenses incurred by him in connection with the performance of his duties.

     6. Term. The term of this Agreement shall be for three years (3) years (the “Term”), commencing on January 1, 2005 (the “Effective Date”) and ending on December 31, 2007. Unless otherwise superseded, this Agreement shall automatically renew for successive one-year periods after the end of the Term, unless at least ninety (90) days prior to the commencement of any such extension period either party shall give the other party written notice of its intention to terminate this Agreement. This Agreement may also be terminated at the times and under the circumstances set forth in section 7 below. The term of this Agreement in effect at any given time is herein referred to as the “Term”. Any termination of this Agreement shall be subject to Section 8 below.

     7. Termination and Termination Benefits.

          (a) Termination by Employer.

               (i) Without Cause. Employer may terminate this Agreement and Employee’s employment at any time upon ninety (90) days prior written notice to Employee, during which period Employer shall have the option to require Employee to continue to perform his duties under this Agreement. Employee shall be paid (at a time consistent with the payment terms for compensation under this Agreement) his Base Compensation and all other benefits to which he is entitled under this Agreement up through the effective date of termination, plus a proportionate share of Incentive Compensation for the year in which the termination occurs, assuming, without testing, that Employer and Employee achieved Target performance, based on the ratio which the number of calendar months (including any partial months) worked bears to twelve (12) (the “Proportionate Share”). In addition, Employee shall become fully vested in any and all outstanding restricted or deferred share awards, share options or other type of award made to Employee, including unvested installments of the Signing Incentive described above, but not yet vested at the time of such termination under the Employer’s Share Incentive Plans.

               (ii) With Cause. Employer may terminate this Agreement with “Cause” upon ten (10) days prior written notice to Employee. In such event, Employee shall be paid (at a time consistent with the payment terms for compensation under this Agreement) his Base Compensation and all other benefits to which he is entitled under this Agreement up through the effective date of termination, plus a Proportionate Share of Incentive Compensation for the year in which the termination occurs, assuming, without testing, that Employer and Employee achieved

Threshold performance; provided, however, that with respect to restricted shares awarded pursuant to Section 2(b)(ii) for the year in which the termination occurs, the Proportionate Share of such Incentive Compensation shall only include the Proportionate Share of the first installment of such shares awarded with respect to the year during which such termination occurs. For purposes of this Section, termination for “Cause” shall mean (A) acts or omissions by the Employee with respect to the Employer which constitute intentional misconduct or a knowing violation of law; (B) receipt by the Employee, in knowing violation of the law, of more than de minimis money, property or services from the Employer or from another person dealing with Employer in violation of law or this Agreement, provided, however that inadvertent expense account errors shall not constitute a violation of this clause, (C) breach by Employee of the noncompetition provisions of this Agreement, (D) breach by the Employee of his duty of loyalty to the Employer as set forth in the policy statements of Employer, (E) gross negligence by the Employee in the performance of his duties, (F) repeated failure by the Employee to perform services that have been reasonably requested of him by the Board and that are ordinarily within the scope of Employee’s duties, (G) material violations of those of Employer’s policies with respect to alcohol or drug use or abuse which could under those policies result in an employee’s termination, or (H) unappealable conviction of a crime (other than minor traffic violations). Before terminating Employee’s employment for Cause under clauses (A)-(G) above, Employer will specify in writing to Employee the nature of the act, omission, refusal or failure that it deems to constitute Cause.

               (iii) Disability. If Employee becomes “disabled,” as that term is defined in Section 409A(2)(C) of the Internal Revenue Code, Employer may terminate this Agreement upon 30 days written notice to Employee. In such event, Employee shall be paid (at a time consistent with the payment terms for compensation under this Agreement) his Base Compensation and receive all benefits owing to him under this Agreement through the effective date of termination and shall receive his Proportionate Share of Incentive Compensation for the year in which the termination occurs, assuming, without testing, that Employer and Employee achieved Threshold performance. In addition, Employee shall become fully vested in any and all outstanding restricted or deferred share awards, share options or other type of award made to Employee, including unvested installments of the Signing Incentive described above, but not yet vested at the time of such termination under the Employer’s Share Incentive Plans. Nothing in this paragraph shall be construed to limit Employee’s rights to the benefits of any disability insurance policy provided by Employer and this Section shall not be construed as varying the terms of any such policy in any manner adverse to Employee.

          (b) Termination by Employee. Employee may terminate this Agreement for good reason upon 30 days prior written notice to Employer. In such event, Employee shall be paid (at a time consistent with the payment terms for compensation under this Agreement) his Base Compensation and shall receive all benefits through the date of termination, plus a Proportionate Share of Incentive Compensation for the year in which the termination occurs, assuming, without testing, that Employer and Employee achieved Threshold performance. In addition, Employee shall become fully vested in any and all outstanding restricted or deferred share awards, share options or other type of award made to Employee, including unvested installments of the Signing Incentive described above, but not yet vested at the time of such termination under the Employer’s Share Incentive Plans. Employee shall have “good reason” to terminate his employment if (i) his Base Compensation, as in effect at any given time, shall be reduced without his consent, (ii) Employer shall fail to provide any of the material payments or benefits provided for under this Agreement, (iii) Employer shall, without Employee’s consent, materially reduce or alter Employee’s duties as Chief Executive Officer and President having the general responsibility of overseeing Employer’s corporate function (iv) Employer shall require Employee to take any action which would be a violation of federal, state or local criminal law, or (v) Employer shall require Employee to relocate to an office outside the Baltimore metropolitan area. With respect to clause (iii), Employee shall be deemed to have consented if such consent is either expressly given or if no objection to any change in duties is given in writing within sixty (60) days of such change being implemented.

          (c) Termination Compensation.

               (i) Termination Without Cause or for Good Reason. In the event of a termination of this Agreement prior to the end of the Term, pursuant to Section 7(a)(i), 7(a)(iii) or 7(b), Employer, in addition to the Base Compensation, benefits and Incentive Compensation (if any) payable as provided in such sections, shall pay to Employee additional compensation (“Termination Compensation”) as follows. If the termination does not follow a Change in Control (as defined in subparagraph (ii) below), Termination Compensation shall be equal to the greater of (a) twenty-four (24) months of Base Compensation and Incentive Compensation (assuming, without testing, that Employer and Employee achieved Target performance) or (b) the Base Compensation and Incentive Compensation (assuming, without testing, that Employer and Employee achieved Target performance) that Employee would have received during the remaining Term of this Agreement. Termination Compensation shall be paid in three payments as follows: (a) one-half (1/2) shall be paid on the first day of the seventh calendar month following the month in which the termination date occurs (the “First Payment Date”), (b) one-half (1/2) of the remaining balance shall be paid on the first day of the third calendar month following the month in which the First Payment Date occurs, and (c) the remaining balance shall be paid on the first date of the sixth calendar month following the month in which the First Payment Date occurs. Such Termination Compensation shall be in addition to all other compensation and benefits to which Employee is entitled for termination relating to a Change of Control under Section 7(c)(ii) below.

               (ii) Change in Control. The acquisition of voting control of the Employer by any one or more persons or entities who are directly, or indirectly through one or more intermediaries, under common control, or who are related to each other within the meaning of Sections 267 and 707(b) of the Internal Revenue Code, shall be deemed a “Change in Control.” In the event Employee is terminated (including for purposes of this Section 7(c)(ii), non-renewal of this Agreement by Employer at the end of the term), or resigns for good reason, within eighteen months of a Change in Control, Termination Compensation shall be equal to three (3) years Base Compensation and three (3) years of Incentive Compensation equal to the maximum opportunity stated in Section 2(b)(i) above payable in cash in a lump sum on the effective date of Employee’s termination. In addition, Employee shall become fully vested in any and all outstanding restricted or deferred share awards, share options or other type of award made to Employee, including unvested installments of the Signing Incentive described above, but not yet vested at the time of such termination under the Employer’s Share Incentive Plans. Such Termination Compensation shall be in addition to all other compensation and benefits to which Employee is entitled for a termination without cause under Section 7(a)(i) above, and shall be payable even in the event of a termination effective as of the end of the Term.

          (d) Death Benefit. Notwithstanding any other provision of this Agreement, this Agreement shall terminate on the date of Employee’s death. In such event, Employee’s estate shall be paid two (2) years’ Base Compensation as follows: to the extent of any insurance carried by Employer on Employee’s life, the death benefit shall be payable in a lump sum within five (5) business days’ of Employer’s receipt of the insurance proceeds; any portion of the death benefit not covered by insurance shall be paid in eight equal installments payable on the first day of each calendar quarter following Employee’s death. Employer shall carry as much life insurance on Employee’s life as the Board may from time to time determine. In addition, upon Employee’s death, all outstanding restricted or deferred share awards, share options or other type of award made to Employee, including unvested installments of the Signing Incentive described above, but not yet vested at the time of death under the Employer’s Share Incentive Plans shall be considered vested and paid out to Employee’s estate.

     8. Covenant Not to Compete.

          (a) Noncompetition. From and after the Effective Date and continuing for the longer of (i) 12 months following the expiration or termination of this Agreement or (ii) the remainder of the Term of this Agreement, Employee shall not without the prior written consent of the Board (w) become employed by, or undertake to work for, directly or indirectly, whether as an advisor, principal, agent, partner, officer, director, employee, shareholder, associate or consultant of or to, any person, partnership, corporation or other business entity which is a Major Competitor of Employer in the business of offering, promoting or syndicating to any person, including developers, investors, or project sponsors, low income housing tax credits under Section 42 of the Internal Revenue Code or the business of offering, promoting or providing financing for multifamily properties to any person, including the developers, sponsors and owners of such properties, (x) solicit any employee of Employer to change employment or (y) solicit for the purpose of offering, providing or syndicating low-income housing tax credits or offering or providing multifamily debt financing, any client, customer or investor of Employer or any of its subsidiaries which closed (in any capacity) a tax credit or debt financing transaction with Employer or any of its subsidiaries during the thirty-six (36) months preceding Employee’s termination, or (z) disclose proprietary or confidential information of the Employer or its subsidiaries, including without limitation, tax, deal structuring, pricing, customer, client, revenue, expense, or other similar information; provided, however, if Employer terminates Employee without cause under Section 7(a)(i) or as a result of a disability under Section 7(a)(iii) of this Agreement, or the Employee resigns for good reason under Section 7(b), or the provisions of Section 7(c)(ii) apply to the termination, clause (w) of this paragraph (a) shall not apply; further, provided, that if Employee is terminated as a result of a disability under Section 7(a)(iii), clause (w) shall not apply beginning 12 months after the date of termination. As used herein “Major Competitor” shall mean Charter Mac and its Affiliates, GMAC and its Affiliates, and any other person or entity whose primary business lines include providing multifamily debt financing or low-income housing tax credit equity to the developers, sponsors and owners of such properties, unless the net worth of such person or entity (if privately held) or the market capitalization of such company (if publicly held) is less than $200 Million.

          (b) Reasonable Restrictions. Employee acknowledges that the restrictions of subparagraph (a) above are reasonable, fair and equitable in scope, term and duration, are necessary to protect the legitimate business interests of the Employer, and are a material inducement to the Employer to enter into this Agreement. Employer and Employee both agree that in the event a court shall determine any portion of the restrictions in subparagraph (a) are not reasonable, the court may change such restrictions, including without limitation the geographical restrictions and the duration restrictions, to reflect a restriction which the court will enforce as reasonable.

          (c) Specific Performance. Employee acknowledges that the obligations undertaken by him pursuant to this Agreement are unique and that if Employee shall fail to abide by any of the restrictions set forth in subparagraph (a), Employer will suffer harm for which there is no adequate remedy at law. Employee therefore confirms that Employer shall have the right, in the event of a violation of subparagraph (a), to injunctive relief to enforce the terms of this Section 8 in addition to any other remedies available at law or in equity.

     9. Indemnification and Liability Insurance. Employer hereby agrees to defend, indemnify and hold Employee harmless, to the maximum extent allowed by law, from any and all liability for acts or omissions of Employee performed in the course of Employee’s employment (or reasonably believed by Employee to be within the scope of his employment) provided that such acts or omissions do not constitute (a) criminal conduct, (b) willful misconduct, or (c) a fraud upon, or breach of Employee’s duty of loyalty to, the Employer. Employer shall at all times carry Directors’ and Officers’ liability insurance in commercially reasonable amounts, but in any event not less than Five Million Dollars ($5,000,000).

     10. Miscellaneous.

          (a) Complete Agreement. This Agreement constitutes the entire agreement among the parties with respect to the matters set forth herein and supersedes all prior understandings and agreements between the parties as to such matters. No amendments or modifications shall be binding unless set forth in writing and signed by both parties.

          (b) Successors and Assigns. Neither party may assign its rights or interest under this Agreement without the prior written consent of the other party, except that Employer’s interest in this Agreement may be assigned to a successor by operation of law or to a purchaser purchasing substantially all of Employer’s business, and Employee’s benefits under this Agreement may be assigned by operation of law to Employee’s heirs, devisees and personal representatives. This Agreement shall be binding upon and shall inure to the benefit of each of the parties and their respective permitted successors and assigns.

          (c) Severability. Each provision of this Agreement is severable, such that if any part of this Agreement shall be deemed invalid or unenforceable, the balance of this Agreement shall be enforced so as to give effect as to the intent of the parties.

          (d) Representations of Employer. Employer represents and warrants to Employee that it has the requisite limited liability company power to enter into this Agreement and perform the terms hereof and that the execution, delivery and performance of this Agreement have been duly authorized by all appropriate company action.

          (e) Construction. This Agreement shall be governed in all respects by the internal laws of the State of Maryland (excluding reference to principles of conflicts of law). As used herein, the singular shall include the plural, the plural shall include the singular, and the use of any pronoun shall be construed to refer to the masculine, feminine or neuter, all as the context may require.

          (f) Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed given on the date sent if delivered by hand or by facsimile, and on the next business day if sent by overnight courier or by United States mail, postage prepaid, to each party at the following address (or at such other address as a party may specify by notice under this section):

If to Employer:

Municipal Mortgage and Equity, LLC
621 East Pratt Street
Suite 300
Baltimore, Maryland 21202
Attention: Chairman of the Board

If to Employee:

Michael L. Falcone
8 Englewood Road
Baltimore, MD 21210

          (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one instrument.

[Signature Page Follows]

     IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the date and year first above written.

WITNESS:	EMPLOYER:

MUNICIPAL MORTGAGE & EQUITY, LLC

/s/ Janet E. McHugh	By:	/s/ William S. Harrison

William S. Harrison
Executive Vice President

EMPLOYEE:

/s/ Janet E. McHugh	/s/ Michael L. Falcone

Michael L. Falcone

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